Safe harbor and non-GAAP measures This presentation and management’s accompanying remarks, including management’s remarks regarding the impact of Walmart’s proposed investment in Flipkart on its earnings per share for the fiscal year ending January 31, 2019, contain statements which may be "forward-looking statements" within the meaning of, and that are intended to enjoy the protection of the safe harbor for forward-looking statements within, Section 21E of the Securities Exchange Act of 1934, as amended. Assumptions on which such forward-looking statements are based are also forward-looking statements. Walmart's actual results may differ materially from the guidance provided as a result of changes in circumstances, assumptions not being realized or other risks, uncertainties and factors, including those referenced in Walmart’s May 9, 2018, announcement of its proposed investment in Flipkart as well as the following: • economic, geo-political, capital markets and business conditions, trends and events around the world and in the markets in which Walmart operates; • currency exchange rate fluctuations, changes in market interest rates and commodity prices; • unemployment levels; • competitive pressures; • inflation or deflation, generally and in particular product categories; • consumer confidence, disposable income, credit availability, spending levels, shopping patterns, debt levels and demand for certain merchandise; • consumer enrollment in health and drug insurance programs and such programs' reimbursement rates; • the amount of Walmart's net sales denominated in the U.S. dollar and various foreign currencies; • the impact of acquisitions, investments, divestitures, store or club closures, and other strategic decisions; • Walmart's ability to successfully integrate acquired businesses, including within the eCommerce space; • Walmart's effective tax rate and the factors affecting Walmart's effective tax rate, including assessments of certain tax contingencies, valuation allowances, changes in law (including the Tax Act), administrative audit outcomes, impact of discrete items and the mix of earnings between the U.S. and Walmart's international operations; • customer traffic and average ticket in Walmart's stores and clubs and on its eCommerce websites; • the mix of merchandise Walmart sells, the cost of goods it sells and the shrinkage it experiences; • the amount of Walmart's total sales and operating expenses in the various markets in which it operates; • transportation, energy and utility costs and the selling prices of gasoline and diesel fuel; • supply chain disruptions and disruptions in seasonal buying patterns; • consumer acceptance of and response to Walmart's stores, clubs, digital platforms, programs, merchandise offerings and delivery methods; • cyber security events affecting Walmart and related costs; • developments in, outcomes of, and costs incurred in legal or regulatory proceedings to which Walmart is a party; • casualty and accident-related costs and insurance costs; • the turnover in Walmart's workforce and labor costs, including healthcare and other benefit costs; • changes in accounting estimates or judgments; • changes in existing tax, labor and other laws and regulations and changes in tax rates, trade agreements, trade restrictions and tariff rates; • the level of public assistance payments; • natural disasters, public health emergencies, civil disturbances, and terrorist attacks; and • Walmart's expenditures for Foreign Corrupt Practices Act "FCPA" and other compliance related costs, including the adequacy of the accrual with respect to this matter made in the fiscal year ending January 31, 2018. Such risks, uncertainties and factors also include the risks relating to our operations and financial performance discussed in our filings with the SEC. You should read this presentation in conjunction with our Annual Report on Form 10-K for the year ended January 31, 2018, and our subsequently filed Current Reports on Form 8-K. You should consider all of the risks, uncertainties and other factors identified above and in those SEC reports carefully when evaluating the forward-looking statements in this release. We cannot assure you that the future results reflected in or implied by any such forward-looking statement will be realized or, even if substantially realized, will have the forecasted or expected consequences and effects for or on our operations or financial performance. Such forward-looking statements are made as of the date of this presentation, and Walmart undertakes no obligation to update such statements to reflect subsequent events or circumstances. This presentation includes certain non-GAAP measures as defined under SEC rules, including net sales, revenue, and operating income on a constant currency basis, adjusted EPS, comp sales excluding fuel, free cash flow and return on investment. Refer to information about the non-GAAP measures contained in this presentation. Additional information as required by Regulation G and Item 10(e) of Regulation S-K regarding non-GAAP measures can be found in our most recent Form 10-K and our Form 8-K furnished as of the date of this presentation with the SEC, which are available at www.stock.walmart.com. 2

Walmart Inc. 1 1 (Amounts in millions, except per share data) Q1 $ Δ % Δ Total revenue $122,690 $5,148 4.4% Total revenue, constant currency2 $120,720 $3,178 2.7% Net sales $121,630 $5,104 4.4% Net sales, constant currency2 $119,683 $3,157 2.7% Membership & other income $1,060 $44 4.3% Operating income $5,154 -$83 -1.6% Operating income, constant currency2 $5,030 -$207 -4.0% Interest expense, net $487 -$76 -13.5% Consolidated net income attributable to Walmart $2,134 -$905 -29.8% Diluted EPS $0.72 -$0.28 -28.0% Adjusted EPS2 $1.14 $0.14 14.0% 1 Change versus prior year comparable period. 2 See press release located at www.stock.walmart.com and reconciliations at the end of presentation regarding non-GAAP financial measures. 3

Walmart Inc. Q1 bps Δ1 Gross profit rate 24.6% -15 bps Operating expenses as a percentage of net sales 21.2% 11 bps Effective tax rate2 19.3% -1,330 bps Debt to total capitalization3 38.0% 60 bps Return on investment4 13.9% -120 bps 1 Basis points change versus prior year comparable period. 2 The decrease in the effective tax rate was primarily due to the lower U.S. corporate income tax rate, as well as a $142 million (or $0.05 per share) benefit related to an adjustment to the provisional amount recorded for Tax Reform in Q4 fiscal 2018. 3 Debt to total capitalization is calculated as of April 30, 2018. Debt includes short-term borrowings, long-term debt due within one year, capital lease and financing obligations due within one year, long-term debt, and long-term capital lease and financing obligations. Total capitalization includes debt and total Walmart shareholders' equity. 4 ROI is calculated for the trailing 12 months ended April 30, 2018. See press release located at www.stock.walmart.com and reconciliations at the end of presentation regarding non-GAAP financial measures. 4

Walmart Inc. 1 1 (Amounts in millions) Q1 $ Δ % Δ Receivables, net $4,568 -$684 -13.0% Inventories $43,303 -$58 -0.1% Accounts payable $44,612 $3,245 7.8% 1 Change versus prior year comparable period. 5

Walmart Inc. 1 (Amounts in millions) Q1 $ Δ Operating cash flow 5,161 (224) Capital expenditures 1,818 (172) Free cash flow2 3,343 (52) 1 (Amounts in millions) Q1% Δ Dividends 1,533 (1.0)% Share repurchases3 539 (75.3)% Total $2,072 (44.5)% 1 Change versus prior year comparable period. 2 See press release located at www.stock.walmart.com and reconciliations at the end of this presentation regarding non- GAAP financial measures. 3 $18.3 billion remaining of the $20 billion authorization approved in October 2017. The company repurchased 6 approximately 6 million shares in Q1 fiscal 2019.

Walmart U.S.

(Amounts in millions)	Q1	Δ[1]
Net sales	$77,748	3.1%
Comparable sales[2,3]	2.1%	70 bps
• Comp traffic	0.8%	-70 bps
• Comp ticket	1.3%	140 bps
eCommerce impact[3]	~100 bps	~20 bps
Gross profit rate	Decrease	-23 bps
Operating expense rate	Increase	11 bps
Operating income[4]	$3,927	-3.1%


Unlocked Smar

[1] Change versus prior year comparable period.

[2] Comp sales for the 13-week period ended April 27, 2018, excluding fuel. Including fuel, Walmart U.S. comparable sales are 2.2%. See press release located at www.stock.walmart.com and reconciliations at the end of this presentation regarding non-GAAP financial measures.

[3] The results of new acquisitions are included in our comp sales metrics in the 13th month after acquisition.

[4] This quarter, the company revised its corporate overhead allocations to the operating segments. Accordingly, previous segment operating income was recast to be comparable to the current period's presentation.

Walmart Save money. Live better.

7

Walmart U.S. - quarterly financial highlights Sales • Comp sales1 increased 2.1% driven by comp ticket growth of 1.3% and comp traffic growth of 0.8%. eCommerce contributed approximately 100 basis points to segment comp sales growth with strength in home delivery and online grocery. • On a two-year stacked basis, comp sales and traffic were up 3.5% and 2.3%, respectively. • Food categories continued to deliver strong performance with comp sales and traffic growth across categories. • Unseasonably cool weather in April somewhat negatively impacted general merchandise sales and traffic. Gross Margin • Gross margin rate declined 23 basis points due primarily to price investments as well as higher transportation expense due mostly to higher fuel costs and third party trucking market rate pressures. Expenses • Segment operating expenses deleveraged 11 basis points. Investments in eCommerce and technology were partially offset by the 5th consecutive quarter of expense leverage from physical stores. Inventory • Total inventory increased 0.2% versus last year and comp store inventory declined approximately 0.3%, while in-stock levels remained high. Format growth • We had net openings of 2 Neighborhood Markets. We also remodeled 65 stores. • As of the end of Q1, online grocery was offered in nearly 1,400 locations. 1 Comp sales for the 13-week period ended April 27, 2018, excluding fuel. Including fuel, Walmart U.S. comparable sales grew 2.2%. See press release located at www.stock.walmart.com and reconciliations at the end of this presentation regarding non-GAAP financial measures. 8

Walmart U.S. - quarterly merchandise highlights Category Comp Comments Food and consumables had solid comp sales driven by strong Grocery1 + low single-digit customer traffic. Categories like fresh foods and packaged goods were particularly strong due in part to growth in private brands. Branded drug inflation and growth in the 90-day script category Health & wellness + low single-digit contributed to the positive comp sales performance in pharmacy. Overall, results were driven by solid comp sales growth in home, General automotive and wireless. Unseasonably cool weather in April merchandise2 + slightly positive somewhat negatively impacted traffic and sales in categories like seasonal, lawn & garden, and apparel. 1 Includes food and consumables. 2 General merchandise includes entertainment, toys, hardlines, apparel, home and seasonal. 9

Walmart International Constant 1 (Amounts in millions) Reported currency Q1 Δ2 Q1 Δ2 1 Net sales $30,260 11.7% $28,313 4.5% Gross profit rate Decrease -10 bps NP NP Operating income3 $1,265 11.1% $1,141 0.2% 1 See press release located at www.stock.walmart.com and reconciliations at the end of presentation regarding non-GAAP financial measures. 2 Change versus prior year comparable period. 3 This quarter, the company revised its corporate overhead allocations to the operating segments. Accordingly, previous segment operating income was recast to be comparable to the current period's presentation. NP - Not provided 10

Walmart International - quarterly financial highlights Sales • Comp store sales drove growth with 8 of 11 markets delivering positive comp sales. • More than half of the markets delivered comp sales of over 3%. • Easter timing benefited sales, offset by ~$200 million headwind from Suburbia divestiture and Brazil first party eCommerce wind-down. Gross Margin • Gross margin rate declined 3 basis points on constant currency basis and 10 basis points on a reported basis, driven by price investments. Operating income • Operating income in the quarter increased 0.2% on a constant currency basis and was up 11.1% on a reported basis. • Excluding the impacts of the expenses related to the Brazil first party eCommerce wind-down and the provision for the pending bank sale in Canada, operating income would have increased faster than sales. Inventory • During the quarter, inventory grew slower than sales. 11

Walmart International - key market quarterly results Comp3 Gross 1,2 Net Operating Country 3 profit sales income3 Sales Traffic Ticket rate3 United Kingdom4 3.4% 0.1% 3.3% 3.7% Decrease Increase Walmex5 9.5% 3.4% 6.1% 9.1% Decrease Increase Canada 2.6% 1.8% 0.8% 2.9% Decrease Decrease China 4.0% 1.4% 2.6% 6.0% Decrease Increase 1 Results are presented on a constant currency basis here and for all key market highlights. Net sales and comp sales are presented on a nominal, calendar basis. 2 eCommerce results are included for each of the markets listed in the table. 3 Change versus prior year comparable period. 4 Comp sales for the United Kingdom are presented excluding fuel.  5 Walmex includes the consolidated results of Mexico and Central America. Excluding Suburbia net sales of $140 million in the comparable prior year period would result in an increase in Walmex net sales of 11.5% for the quarter. 12

Walmart International - key market highlights Walmex • Net sales increased 9.1% and comp sales increased 9.5%. • As a reminder, our Q1 results last year included sales through our Suburbia format.1 • In Mexico specifically, comp sales increased 10.0% or 14.1% on a two-year stacked basis. • Comp growth continued to outpace ANTAD2 self-service; we now have 13 consecutive quarters of outperformance versus the market. • All countries in Central America posted positive comps. • We continued to move forward with our digital transformation and in the omni-channel business in Mexico and during the quarter omin- channel sales grew 28%. • Operating income grew at a faster rate than sales as we leveraged expenses in the quarter. 1 Excluding Suburbia net sales of $140 million in the comparable prior year period would result in an increase in Walmex net sales of 11.5% for the quarter. 2 ANTAD - Asociación Nacional de Tiendas de Autoservicio y Departamentales; The National Association of Supermarkets and Department Stores 13

Walmart International - key market highlights Canada • Net sales increased 2.9%, with comp sales growth of 2.6%. • Gained 70 basis points of market share in food, consumables, and health and wellness for the 12-week period ended April 21, according to Nielsen. • Gross profit rate declined due to higher mix of grocery and fresh combined with price investments that improved our price position. • We expanded our eCommerce assortment with Marketplace SKU count growing 30% quarter on quarter. U.K. • Net sales increased 3.7%, while comp sales increased 3.4%. • Easter calendar shift benefited sales and comp this quarter. • Continued to see improving performance of our private brand and online grocery. • Gross profit rate decreased versus last year, with continued price investment, and sales mix pressure due to earlier timing of Easter. • Leveraged operating expenses during the quarter. 14

Walmart International - key market highlights China • Net sales increased 6.0% and comp sales increased 4.0%. ◦ Walmart and Sam’s Club both had strong positive comps during the quarter. ◦ Fresh continues to perform well delivering double-digit comps in the quarter.. • We continued to expand our offering through our partnership with JD.com. Flagship business on JD.com grew over 400%. • Expanded the one-hour delivery service to 20 additional JD Daojia stores this quarter. We now have 177 JD Daojia stores providing this service. • We leveraged operating expenses during the quarter, and operating income grew at a faster rate than sales. 15

Sam's Club With fuel Without fuel1 (Amounts in millions) Q1 Δ2 Q1 Δ2 Net sales $13,622 -2.7% $12,380 -4.1% Comparable sales3 5.3% 230 bps 3.8% 220 bps • Comp traffic NP NP 5.6% 450 bps • Comp ticket NP NP -1.8% -230 bps eCommerce impact NP NP ~100 bps ~20 bps Gross profit rate Decrease -34 bps Decrease -23 bps Membership income NP 0.9% NP 0.9% Operating income4 $325 -18.5% $313 -19.9% 1 See press release located at www.stock.walmart.com and reconciliations at the end of this presentation regarding non-GAAP financial measures. 2 Change versus prior year comparable period. 3 Comp sales for the 13-week period ended April 27, 2018. 4 This quarter, the company revised its corporate overhead allocations to the operating segments. Accordingly, previous segment operating income was recast to be comparable to the current period's presentation. NP - Not provided 16

Sam's Club - quarterly financial highlights Sales • Comp sales1 for the period increased 3.8%, with growth in comp traffic of 5.6%. Tobacco negatively impacted comp sales by 140 basis points. • In eCommerce, both Club Pickup and the direct to home business continued to have strong results. • Fresh sales continued to be strong. • Penetration of the Member's Mark brand increased more than 220 basis points to reach approximately 27%, excluding fuel and tobacco. Gross Profit • Excluding fuel, gross profit rate dropped 23 basis points due to shrink, increased transportation expenses and price investments. ◦ A portion of the increase in shrink was related to the closure of 63 clubs announced previously. Operating Expenses • Operating expenses, excluding fuel2, deleveraged 37 basis points, primarily due to lease exit costs associated with club closures of approximately $50 million. Membership Income • Membership income increased 0.9% versus last year, benefited from the new free shipping offer for Plus members on samsclub.com. Inventory • Inventory decreased 10.7% primarily due to closed clubs, and inventory at comp clubs decreased 1.7%. 1 Excluding fuel. See press release located at www.stock.walmart.com and reconciliations at the end of presentation regarding non-GAAP financial measures. 2 Including fuel, operating expenses deleveraged 17 basis points. 17

Sam's Club - quarterly category highlights Category Comp Comments Strong performance seen in produce, deli, prepared foods, seafood, and dairy (driven by Fresh / Freezer / Cooler + mid single-digit egg inflation). Assortment optimization across major categories such as coffee, breakfast, water, soda, and Grocery and beverage + mid single-digit snacks drove performance. Positive growth in tabletop/bags, laundry/cleaning and paper goods.  Consistent strategy of Consumables + high single-digit growing Member’s Mark continues to work. Tires, outdoor living, basic apparel, domestics, and kitchen electrics continue to deliver Home and apparel + mid single-digit strong incremental performance. Technology, office and Strong performances in office and tablets offset slower sales in TVs , imaging, and mobile. entertainment + low single-digit OTC growth drove performance in health care in addition to strong sales in Hearing Aid Health and wellness + high single-digit Centers. 18

Third-party FCPA and compliance-related expenses Q1 (Amounts in millions) FY19 FY18 Ongoing inquiries and investigations $4 $13 Global compliance program and organizational enhancements 3 3 Total $7 $16 • These expenses are included in our Corporate and support expenses. 19

Non-GAAP measures - ROI We include Return on Assets ("ROA"), which is calculated in accordance with U.S. generally accepted accounting principles ("GAAP") as well as Return on Investment ("ROI") as measures to assess returns on assets. Management believes ROI is a meaningful measure to share with investors because it helps investors assess how effectively Walmart is deploying its assets. Trends in ROI can fluctuate over time as management balances long-term potential strategic initiatives with possible short-term impacts. We consider ROA to be the financial measure computed in accordance with GAAP that is the most directly comparable financial measure to our calculation of ROI. ROA was 4.8 percent and 7.1 percent for the trailing twelve months ended April 30, 2018 and 2017, respectively. ROI was 13.9 percent and 15.1 percent for the trailing twelve months ended April 30, 2018 and 2017, respectively. The decline in ROA was primarily due to the losses on extinguishment of debt and the decrease in operating income. The decline in ROI was primarily due to the decrease in operating income. We define ROI as adjusted operating income (operating income plus interest income, depreciation and amortization, and rent expense) for the trailing 12 months divided by average invested capital during that period. We consider average invested capital to be the average of our beginning and ending total assets, plus average accumulated depreciation and average amortization, less average accounts payable and average accrued liabilities for that period, plus a rent factor equal to the rent for the fiscal year or trailing 12 months multiplied by a factor of 8. When we have discontinued operations, we exclude the impact of the discontinued operations. Our calculation of ROI is considered a non-GAAP financial measure because we calculate ROI using financial measures that exclude and include amounts that are included and excluded in the most directly comparable GAAP financial measure. For example, we exclude the impact of depreciation and amortization from our reported operating income in calculating the numerator of our calculation of ROI. In addition, we include a factor of 8 for rent expense that estimates the hypothetical capitalization of our operating leases. As mentioned above, we consider return on assets to be the financial measure computed in accordance with generally accepted accounting principles most directly comparable to our calculation of ROI. ROI differs from ROA (which is consolidated net income for the period divided by average total assets for the period) because ROI: adjusts operating income to exclude certain expense items and adds interest income; adjusts total assets for the impact of accumulated depreciation and amortization, accounts payable and accrued liabilities; and incorporates a factor of rent to arrive at total invested capital. Because of the adjustments mentioned above, we believe ROI more accurately measures how we are deploying our key assets and is more meaningful to investors than ROA. Although ROI is a standard financial measure, numerous methods exist for calculating a company's ROI. As a result, the method used by management to calculate our ROI may differ from the methods used by other companies to calculate their ROI. 20

Non-GAAP measures - ROI cont.

The calculation of ROA and ROI, along with a reconciliation of ROI to the calculation of ROA, is as follows:

Walmart Inc.

Return on Assets and Return on Investment

	Trailing Twelve Months Ended April 30,	
(Dollars in millions)	**2018**	**2017**
CALCULATION OF RETURN ON ASSETS		
Numerator		
Consolidated net income	$ 9,647	$ 14,229
Denominator		
Average total assets[1]	$ 202,323	$ 199,212
Return on assets (ROA)	4.8%	7.1%

	As of April 30,		
Certain Balance Sheet Data	**2018**	**2017**	**2016**
Total assets	$ 204,927	$ 199,718	$ 198,705
Accumulated depreciation and amortization	84,964	78,760	73,469
Accounts payable	44,612	41,367	37,997
Accrued liabilities	20,782	19,708	19,605

	Trailing Twelve Months Ended April 30,	
(Dollars in millions)	**2018**	**2017**
CALCULATION OF RETURN ON INVESTMENT		
Numerator		
Operating income	$ 20,354	$ 22,726
+ Interest income	160	111
+ Depreciation and amortization	10,656	10,243
+ Rent	3,036	2,601
Adjusted operating income	$ 34,206	$ 35,681
Denominator		
Average total assets[1]	$ 202,323	$ 199,212
+ Average accumulated depreciation and amortization[1]	81,862	76,115
- Average accounts payable[1]	42,990	39,682
- Average accrued liabilities[1]	20,245	19,657
+ Rent x 8	24,288	20,808
Average invested capital	$ 245,238	$ 236,796
Return on investment (ROI)	13.9%	15.1%

[1] The average is based on the addition of the account balance at the end of the current period to the account balance at the end of the prior period and dividing by 2.

Walmart

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Non-GAAP measures - free cash flow We define free cash flow as net cash provided by operating activities in a period minus payments for property and equipment made in that period. We had net cash provided by operating activities of $5.2 billion and $5.4 billion for the three months ended April 30, 2018 and 2017, respectively. We generated free cash flow of $3.3 billion for the three months ended April 30, 2018, which was relatively flat compared to $3.4 billion for the three months ended April 30, 2017. Free cash flow is considered a non-GAAP financial measure. Management believes, however, that free cash flow, which measures our ability to generate additional cash from our business operations, is an important financial measure for use in evaluating the company's financial performance. Free cash flow should be considered in addition to, rather than as a substitute for, consolidated net income as a measure of our performance and net cash provided by operating activities as a measure of our liquidity. Additionally, Walmart's definition of free cash flow is limited, in that it does not represent residual cash flows available for discretionary expenditures, due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations or payments made for business acquisitions. Therefore, we believe it is important to view free cash flow as a measure that provides supplemental information to our Consolidated Statements of Cash Flows. The following table sets forth a reconciliation of free cash flow to net cash provided by operating activities, which we believe to be the GAAP financial measure most directly comparable to free cash flow, as well as information regarding net cash used in investing activities and net cash used in financing activities. Three Months Ended April 30, (Dollars in millions) 2018 2017 Net cash provided by operating activities $ 5,161 $ 5,385 Payments for property and equipment (capital expenditures) -1,818 -1,990 Free cash flow $ 3,343 $ 3,395 Net cash used in investing activities1 $ -1,682 $ -1,861 Net cash used in financing activities -2,486 -3,972 1 "Net cash used in investing activities" includes payments for property and equipment, which is also included in our computation of free cash flow. 22

Non-GAAP measures - constant currency In discussing our operating results, the term currency exchange rates refers to the currency exchange rates we use to convert the operating results for all countries where the functional currency is not the U.S. dollar into U.S. dollars. We calculate the effect of changes in currency exchange rates as the difference between current period activity translated using the current period's currency exchange rates, and the comparable prior year period's currency exchange rates. Throughout our discussion, we refer to the results of this calculation as the impact of currency exchange rate fluctuations. When we refer to constant currency operating results, this means operating results without the impact of the currency exchange rate fluctuations. The disclosure of constant currency amounts or results permits investors to better understand Walmart's underlying performance without the effects of currency exchange rate fluctuations. The table below reflects the calculation of constant currency for total revenues, net sales and operating income for the three months ended April 30, 2018. Three Months Ended April 30, Walmart International Consolidated Percent Percent (Dollars in millions) 2018 Change1 2018 Change1 Total revenues: As reported $ 30,634 11.7% $ 122,690 4.4% Currency exchange rate fluctuations -1,970 N/A -1,970 N/A Constant currency total revenues $ 28,664 4.5% $ 120,720 2.7% Net sales: As reported $ 30,260 11.7% $ 121,630 4.4% Currency exchange rate fluctuations -1,947 N/A -1,947 N/A Constant currency net sales $ 28,313 4.5% $ 119,683 2.7% Operating income: As reported $ 1,265 11.1% $ 5,154 -1.6% Currency exchange rate fluctuations -124 N/A -124 N/A Constant currency operating income $ 1,141 0.2% $ 5,030 -4.0% 1 Change versus prior year comparable period. 23

Non-GAAP measures - comparable sales measures The comparable sales of the company's Walmart U.S. and Sam's Club operating segments for the 13-week periods ended April 27, 2018 and April 28, 2017, in each case calculated by excluding fuel sales for such periods (collectively the "Non-GAAP Comparable Sales Measures"), are non-GAAP financial measures as defined by the SEC's rules. We believe the most directly comparable financial measures computed in accordance with GAAP are the comparable sales calculated by including fuel for the corresponding periods. We believe that the presentation of the Non-GAAP Comparable Sales Measures provides useful information to investors regarding the company's financial condition and results of operations because that information permits investors to understand the impact of fuel sales, which are affected by the volatility of fuel prices, on Walmart U.S. and Sam's Club's comparable sales for the periods presented. 24

Non-GAAP measures - comparable sales measures cont. The table below reflects the calculation of the Sam's Club fuel impact for net sales and operating income for the three months ended April 30, 2018 and 2017. Three Months Ended April 30, (Dollars in millions) 2018 2017 % Change Sam's Club Net Sales: As Reported $ 13,622 $ 13,993 -2.7% Less: Fuel Impact 1,242 1,084 N/A Excluding Fuel $ 12,380 $ 12,909 -4.1% Operating Income: As Reported $ 325 $ 398 -18.3% Less: Fuel Impact 12 7 N/A Excluding Fuel $ 313 $ 391 -19.9% The table below reflects the fuel impact for comparable club sales for the 13-weeks ended April 27, 2018 and April 28, 2017. With Fuel Without Fuel Fuel Impact 13 Weeks Ended 13 Weeks Ended 13 Weeks Ended 4/27/2018 4/28/2017 4/27/2018 4/28/2017 4/27/2018 4/28/2017 Walmart U.S. 2.2% 1.5% 2.1% 1.4% 0.1% 0.1% Sam's Club 5.3% 3.0% 3.8% 1.6% 1.5% 1.4% 25

Non-GAAP measures - adjusted EPS Adjusted EPS Adjusted diluted earnings per share from continuing operations attributable to Walmart (Adjusted EPS) for the three months ended April 30, 2018 is considered a non-GAAP financial measure under the SEC's rules because it excludes certain amounts not excluded in the diluted earnings per share from continuing operations attributable to Walmart calculated in accordance with GAAP (EPS) for such period. Management believes that Adjusted EPS is a meaningful measure to share with investors because it best allows comparison of the performance for the comparable period. In addition, Adjusted EPS affords investors a view of what management considers Walmart's core earnings performance and the ability to make a more informed assessment of such core earnings performance. Unrealized gains and losses Beginning in fiscal year 2019, due to a change in U.S. accounting principles, Walmart is now required to include unrealized gains and/or losses of certain equity investments within net income.  The company's unrealized gains/losses primarily relate to Walmart's equity investment in JD.com.  While the company's investment in JD.com was a strategic decision for the company's retail operations in China, management's measurement of that strategy is primarily focused on the Walmart China financial results rather than the investment value of JD.com. Accordingly, management excludes the unrealized JD.com investment gains/losses when reporting adjusted EPS. Tax Reform The SEC allows companies to record provisional amounts during a one year measurement period from the U.S. Tax Reform enactment date. While the Company recorded provisional amounts as of January 31, 2018, the Company adjusts such provisional amounts during fiscal 2019. As the company adjusted EPS in fiscal 2018 for the impact of Tax Reform, for consistency, management also excludes any fiscal 2019 adjustments to the provisional amounts. 26

Non-GAAP measures - adjusted EPS We have calculated Adjusted EPS for the three months ended April 30, 2018 by adjusting EPS for the following: (1) unrealized gains and losses on JD.com, and (2) adjustment to the provisional amount recorded in Q4 fiscal 2018 related to Tax Reform. The most directly comparable financial measure calculated in accordance with GAAP is EPS for the three months ended April 30, 2018. Three Months Ended April 30, 2018 Percent Change2 Diluted earnings per share: Reported EPS $0.72 -28% Adjustments: Pre-Tax Impact Tax Impact1 NCI Impact Net Impact Unrealized (gains) and losses on JD.com investment 0.62 -0.15 — 0.47 Adjustment to provisional amount for Tax Reform — -0.05 — -0.05 Net adjustments $0.42 Adjusted EPS $1.14 14% 1 Calculated based on nature of item and statutory rate in effect for relevant jurisdiction. 2Change versus prior year comparable period. 27

Additional resources at stock.walmart.com • Unit counts & square footage • Comparable store sales • Terminology • Fiscal year 2019 earnings dates 28